Exhibit 10.1

FIFTH AMENDMENT AND NOTE MODIFICATION AGREEMENT

THIS FIFTH AMENDMENT AND NOTE MODIFICATION AGREEMENT (this “Amendment”) is made as of the 9th day of June, 2011 by and between KVH Industries, Inc., a Delaware corporation with its principal place of business located at 50 Enterprise Center, Middletown, Rhode Island (the “Borrower”), and Bank of America, N.A. (successor-by-merger with Fleet National Bank and assignee of Banc of America Leasing & Capital, LLC [itself a successor-by-merger with Fleet Capital Corporation]), a national banking association with a place of business located at 111 Westminster Street, Providence, Rhode Island (the “Lender”).

PURPOSE:

On July 17, 2003, the Borrower, Fleet Capital Corporation (predecessor-in-interest to Banc of America Leasing & Capital, LLC) and Fleet National Bank (predecessor-in-interest to the Lender, as issuing lender and cash management bank) entered into, among other things, that certain Amended and Restated Credit and Security Agreement (as amended to date, the “Credit Agreement”) providing for a $15,000,000 line of credit (the “Line”) to the Borrower.

As further evidence of the Line, the Borrower executed and delivered to Fleet Capital Corporation that certain Revolving Credit Note dated July 17, 2003 in the amount of $15,000,000 (as amended to date, the “Note”).

Banc of America Leasing & Capital, LLC assigned all of its rights in and to the Credit Agreement and the Note, together with any and all other documents executed and/or prepared in connection therewith (collectively, the “Loan Documents”), to the Lender pursuant to that certain Assignment and Assumption and Amendment and Note Modification Agreement dated as of July 17, 2006, by and among the Borrower, Bank of America Leasing & Capital, LLC and the Lender. On December 28, 2006, the parties hereto entered into that certain Second Amendment and Note Modification Agreement, on August 20, 2007, the parties hereto entered into that certain Third Amendment and Note Modification Agreement and on December 31, 2008, the parties hereto entered into that certain Fourth Amendment and Note Modification Agreement.

The Lender and the Borrower are desirous of amending the maturity date of the Line and making certain other modifications to the Credit Agreement.

NOW, THEREFORE, in consideration of the terms and conditions herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows (capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement):

AMENDMENTS:

1. The reference to “December 31, 2011” appearing (a) in the definition of “Revolving Credit Maturity Date” set forth in Section 1.1 of the Credit Agreement, and (b) as the maturity date in the Note, is hereby amended to read “December 31, 2014”.

2. All references in the Credit Agreement to “Eurodollar,” including the use of such term in other defined terms, are hereby amended to refer to “LIBOR”.

3. The defined term “Applicable Margin” appearing in Section 1.1. of the Credit Agreement is hereby amended in its entirety to read as follows:

“Applicable Margin” means 1.25% per annum.

4. The defined term “Applicable Unused Fee Rate” appearing in Section 1.1. of the Credit Agreement is hereby amended in its entirety to read as follows:

“Applicable Unused Fee Rate” means, for each applicable period, 0.25%.

5. Section 1.1. is hereby amended to include the following new defined terms:

“LIBOR Rate” means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Lender as of the first day of the interest period.)

LIBOR Rate	=	London Inter-Bank Offered Rate
(1.00 - Reserve Percentage)

Where,

(i)	“London Inter-Bank Offered Rate” means, for any applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Lender from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Lender. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

(ii)	“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

“Project” means the construction of a new approximately 75,000 square foot warehouse and manufacturing facility in Middletown, Rhode Island.

“Project Premises” means the property on which the Project is constructed.

6. Section 2.1 of the Credit Agreement is hereby amended to include the following new Section 2.1(g) at the end thereof:

(g) Term Loan(s) Conversion. Subject to the terms hereof and so long as no Default or Event of Default has occurred which is continuing, the Lender agrees to make one or more term loans (or other appropriate term loan structures as mutually agreed to by Borrower and Lender) and, upon sufficient prior written notice to the Lender to enable the Lender to determine that all conditions precedent have been satisfied, the Borrower may convert all or any portion of a Revolving Loan into such term loan(s), on any Business Day occurring on or before March 31, 2012 (which, in the case of a conversion of a Revolving Loan bearing interest at the LIBOR Rate into a term loan, shall be the last day of the LIBOR Interest Period applicable to such Revolving Loan), provided that:

i.	the aggregate principal amount of such term loan(s) does not exceed Twelve Million Dollars ($12,000,000) in the aggregate;

ii.	such term loan(s) shall have a maturity date ten (10) years following the date such term loan(s) are made, with monthly principal and interest payments on a twenty (20) year straightline amortization and a balloon payment at maturity;

iii.	such term loan(s) shall bear interest at a floating rate of interest equal to the LIBOR Rate plus 1.75%;

iv.	Lender has received evidence satisfactory to Lender that the Project has been fully completed and Lender has received a copy of a certificate of occupancy for the Project; and

v.	Borrower has provided such additional documents and information as Lender may reasonably request in connection with the term loan(s), containing such terms and provisions as may be reasonably acceptable to Lender and Borrower, including without limitation:

1.	promissory note(s) payable by Borrower to Lender in an aggregate amount equal to the amount of term loan(s) extended;

2.	a loan agreement and/or an amendment to the Credit Agreement, as may be applicable;

3.	a first priority mortgage, assignment of leases of rents, security agreement and fixture filing encumbering the Project Premises;

4.	an environmental indemnity agreement from Borrower and each Guarantor with respect to the Project Premises;

5.	Hedging Agreements entered into in connection with the new term loan(s) with respect to not less than fifty percent (50%) of the aggregate principal amount of such term loan(s);

6.	evidence of corporate authorization for Borrower to enter into the term loan(s), together with a legal opinion from Borrower’s counsel;

7.	a title insurance policy in favor of Lender with respect to its mortgage on the Project Premises with such endorsements as may be reasonably required by Lender;

8.	an ALTA survey of the Project Premises showing the “as built” Project, together with a corresponding surveyor’s certificate;

9.	evidence that all property taxes and other municipal liens are current;

10.	evidence that Project Premises is not in a Flood Zone or, alternatively, flood insurance in favor of Lender in form and content reasonably acceptable to Lender;

11.	evidence that Borrower and the Project Premises are covered by insurance policies in amounts and on terms satisfactory to Lender and that Lender has been named as additional insured, mortgage and loss payee, as applicable, on such policies;

12.	an “as built” appraisal of the Project Premises (ordered by Lender and the property of Lender with all costs thereof the responsibility of Borrower) supporting a loan to value of not more than eighty percent (80%) of the lower of the cost or fair market value of the Project Premises in connection with any commercial real estate loan to be extended by the Lender (it being understood that (i) upon request of Borrower, term loans shall be provided hereunder to the extent the same can support the above-referenced loan to value, (ii) upon request of Borrower, to the extent the principal of such term loans, in the aggregate, is less than $12,000,000 as a result of the above-referenced loan to value, Lender shall provide supplemental fully-amortizing term loan(s) on similar terms other than amortization (including, at a minimum, interest rate and term) to cover such shortfall, and (iii) to the extent such supplemental loans are secured by a mortgage on the Project Premises, such supplemental term loan(s) shall not be factored in the loan to value determination); and

13.	an environmental assessment report (prepared in accordance with Lender’s “Standard Scope of Work”) showing no environmental impairments.

7. Section 2.2 of the Credit Agreement is hereby amended in its entirety to read as follows:

2.2. LIBOR Borrowings. The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)	The interest period during which the LIBOR Rate will be in effect will be one, two, three or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the interest period and the actual number of days during the interest period will be determined by the Lender using the practices of the London inter-bank market.

(b)	Each advance (a “LIBOR Rate Portion”) will be for an amount not less than One Hundred Thousand Dollars ($100,000).

(c)	The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon eastern time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(d)	The Lender will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i)	Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

(ii)	the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

(e)	Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(f)	The prepayment fee shall be in an amount sufficient to compensate the Lender for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing. For purposes of this paragraph, the Lender shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

(g)	Each LIBOR Rate Portion shall bear interest at the LIBOR Rate applicable thereto plus the Applicable Margin.

8. Sections 7.16 and 7.17 of the Credit Agreement are hereby amended in their entirety to read as follows:

7.16 Fixed Charge Coverage Ratio. The Credit Parties shall maintain a ratio of (a) the difference obtained by subtracting from EBITDA a $1,000,000 allowance for maintenance capital expenditures (regardless of the amount of capital expenditures incurred), cash taxes and dividends, withdrawals and other distributions, to (b) the sum of interest plus any scheduled principal payments on the current portion of long term debt and capitalized lease obligations, of not less than 1.25:1.0, tested quarterly on a rolling twelve month basis. For purposes of this Section 7.16, “EBITDA” shall also include interest income (to the extent not otherwise included in EBITDA) and non-cash compensation expenses related to awards and employee stock purchase plan.

7.17 Liquidity Covenant. At all times, the Credit Parties shall have an aggregate amount of Unencumbered Liquid Assets of not less than $20,000,000. For purposes of this Section 7.17, “Unencumbered Liquid Assets” shall mean the following assets (excluding assets of any retirement plan) which (i) are not the subject of any lien, pledge security interest or other arrangement with any creditor to have its claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the owner of the asset, and (ii) are reasonably expected to be able to convert this into cash within five (5) days: (a) cash and cash equivalents held within the United States; (b) United States Treasury or governmental agency obligations which constitute the full faith and credit of the United States; (c) commercial paper rated at least P-1 or A1 by Moody’s or Standard & Poor’s, respectively; (d) medium-term and long-term securities rated investment grade by Moody’s or Standard & Poor’s; (e) common or preferred stock which is not subject to statutory or contractual restrictions on sales, is traded on a United States national stock exchange or included in the “National Market” tier of NASDAQ and has, as of the close of trading on the applicable exchange (excluding “after hours” trading), a per share price of at least fifteen dollars ($15.00); and (f) mutual funds quoted in the Wall Street Journal which invest primarily in the assets described in the foregoing (a)-(e).

9. Except as modified hereby, the Borrower hereby affirms and restates all of the covenants and agreements made and set forth in the Loan Documents and any and all other documents executed in connection therewith.

10. All references to the Credit Agreement appearing in the Note, the Loan Documents and any and all other documents executed in connection therewith shall be deemed to mean the Credit Agreement as amended hereby.

11. All references to the Note appearing in the Credit Agreement, the Loan Documents and any and all other documents executed in connection therewith shall be deemed to mean the Note as amended hereby.

12. Borrower represents and warrants to Lender that: (a) Borrower has the full power and authority to execute, deliver and perform its respective obligations under, the Credit Agreement, as amended by this Amendment, (b) the execution and delivery of this Amendment has been duly authorized by all necessary action of the Board of Directors of Borrower; (c) the representations and warranties contained or referred to in the Credit Agreement are true and accurate in all material respects as of the date of this Amendment (except to the extent that such representations and warranties expressly relate to an earlier date or have been publicly disclosed in a prior filing with the Securities and Exchange Commission); and (d) no Event of Default has occurred and is continuing or will result after giving effect to this Amendment and the transactions contemplated by this Amendment and the Credit Agreement.

13. This Amendment shall take effect upon the receipt by the Lender of (a) this Amendment duly executed by the Borrower and Lender; (b) a Certificate executed by an officer of the Borrower with regard to the continuance of resolutions, organizational matters and officer incumbencies previously certified to Lender; (c) a Good Standing Certificate with respect to the Borrower issued by the State of Delaware and each other jurisdiction where the Borrower is required to be qualified to do business; (d) payment to the Lender of one half of the amendment fee of $25,000 (to be debited to the Borrower’s account maintained by the Borrower with Bank of America), with the balance of $12,500 to be paid upon the first to occur of the extension of the term loan(s) described in Section 4 herein or March 31, 2012; and (e) payment of all reasonable costs and expenses (including, without limitation, the reasonable costs and expenses of Lender’s counsel) incurred by Lender in connection with this Amendment.

14. Any provision of this Amendment which is prohibited or unenforceable under any jurisdiction shall, as to such jurisdiction, be ineffective, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

15. This Amendment is intended by the parties hereto as a final expression of this Amendment and is also intended as a complete and exclusive statement of the terms hereof. No course of dealing, course of performance or trade usage, and no patrol or evidence of any nature shall be used to supplement or modify any terms hereof.

16. This Amendment has been negotiated, executed, and delivered in, and shall be deemed to have been made in the State of Rhode Island, and the validity of this Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder shall be determined under, governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Rhode Island.

17. An original of this Amendment may be attached to and made a part of the Note and shall constitute an allonge thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first above written.

WITNESS:	KVH Industries, Inc.

/s/ Eileen Pribula	By: /s/ Martin Kits van Heyningen
Name: Martin Kits van Heyningen
Title: Chief Executive Officer

Bank of America, N.A.

By: /s/ Donald C. McQueen
Name: Donald C. McQueen
Title: Senior Vice President

[Signature Page to KVH Fifth Amendment and Note Modification]